For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380 pwater1@entergy.com
INVESTOR NEWS

 April 26, 2012
Exhibit 99.1
ENTERGY REPORTS FIRST QUARTER FINANCIAL RESULTS

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported a loss of $(0.86) per share on an as-reported basis and earnings of $0.44 per share on an operational basis for first quarter 2012, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2012 vs. 2011
(Per share in U.S. $)
	First Quarter
	2012	2011	Change
As-Reported Earnings	(0.86)	1.38	(2.24)
Less Special Items	(1.30)	-	(1.30)
Operational Earnings	0.44	1.38	(0.94)
Weather Impact	(0.18)	0.10	(0.28)

As-reported results for the current quarter included a non-cash charge arising from an asset impairment taken in accordance with financial accounting rules.  The impairment, which contributed $(1.26) per share to the quarter’s as-reported loss, is discussed in more detail in the Entergy Wholesale Commodities section of this release.

Operational Earnings Highlights for First Quarter 2012
•	Utility results were lower due primarily to higher income tax expense associated with the write off of a regulatory asset, lower net revenue and higher non-fuel operation and maintenance expense.
•	Entergy Wholesale Commodities earnings decreased due to lower net revenue and higher non-fuel operation and maintenance expense.
•	Parent & Other results declined due to several individually insignificant items.

“While we had a number of tactical and strategic successes during the quarter, financial results were negatively impacted by a number of items,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “We continue to make good progress on our previously-announced strategic initiatives related to our transmission business, including our efforts to join MISO, the Midwest Independent Transmission System Operator, Inc.  Last week, the Federal Energy Regulatory Commission approved MISO’s cost allocation methodology for transmission projects once Entergy completes its planned integration into MISO.  This decision ensures that Entergy’s customers will pay only for transmission projects that benefit them, and widens the pathway to a seamless integration into MISO and an opportunity for customers to realize up to $1.4 billion of projected savings in the first 10 years.

“We’re focused on these major initiatives and all aspects of our business, remaining attentive to safety, operational excellence, risk mitigation, potential growth opportunities and preserving sound creditworthiness.”

Entergy’s business highlights also include the following:
•
The U.S. Court of Appeals for the Federal Circuit issued its decision on the appeal of Indian Point 1 and 2’s damages claim for breach of the spent fuel disposal contract.  Assuming no more appeals, Entergy Wholesale Commodities could receive funds within the next several months.

•	Entergy successfully executed $4.15 billion of credit facilities for the parent company ($3.5 billion) and four of the Utility operating companies.
•	Entergy Vermont Yankee was named one of the Best Places to Work in Vermont for a third year.
•	Edison Electric Institute honored Entergy with Emergency Recovery and Emergency Assistance awards. This is the 14th consecutive year for Entergy to receive an EEI storm restoration award.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Thursday, April 26, 2012, with access by telephone, (719) 457-2080, confirmation code 4034210.  The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com.  A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission.  The telephone replay will be available through May 3, 2012 by dialing (719) 457-0820, confirmation code 4034210.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2012 versus 2011, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  The first quarter 2012 earnings declined compared to a year ago.  A detailed discussion of the factors driving quarter results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures First Quarter 2012 vs. 2011 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2012	2011	Change
As-Reported
Utility	0.35	0.91	(0.56)
Entergy Wholesale Commodities	(0.95)	0.68	(1.63)
Parent & Other	(0.26)	(0.21)	(0.05)
Consolidated As-Reported Earnings	(0.86)	1.38	(2.24)

Less Special Items
Utility	(0.03)	-	(0.03)
Entergy Wholesale Commodities	(1.26)	-	(1.26)
Parent & Other	(0.01)	-	(0.01)
Consolidated Special Items	(1.30)	-	(1.30)

Operational
Utility	0.38	0.91	(0.53)
Entergy Wholesale Commodities	0.31	0.68	(0.37)
Parent & Other	(0.25)	(0.21)	(0.04)
Consolidated Operational Earnings	0.44	1.38	(0.94)
Weather Impact	(0.18)	0.10	(0.28)

Detailed earnings variance analysis is included in Appendix B-1 to this release.  In addition, Appendix B-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in first quarter 2012 was $601 million compared to $323 million in first quarter 2011.  The overall quarterly increase was due primarily to:
•	Decrease in pension contributions, and
•	Higher deferred fuel cost collections.

These increases were partially offset by a reduction in net revenue.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarterly comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2012 vs. 2011
(U.S. $ in millions)
	First Quarter
	2012	2011	Change
Utility	483	133	350
Entergy Wholesale Commodities	169	208	(39)
Parent & Other	(51)	(18)	(33)
Total Net Cash Flow Provided by Operating Activities	601	323	278

II.	Utility

In first quarter 2012, Utility’s earnings were $0.35 per share on an as-reported basis and $0.38 per share on an operational basis, compared to as-reported and operational earnings of $0.91 in first quarter 2011.  Earnings for the Utility in the current quarter reflect higher income tax expense, lower net revenue and higher non-fuel operation and maintenance expense.

Higher income tax expense resulted from Entergy recording an adjustment to write off a net regulatory asset for income taxes to align the financial accounting with the actual ratemaking treatment.  The adjustment increased income tax expense by approximately $46 million.  Entergy Gulf States Louisiana (EGSL) determined that its regulatory asset for income taxes was overstated because there was a difference between the regulatory treatment of income taxes associated with certain items (primarily pension expense) and the financial accounting treatment of those taxes.  Electric retail rates were developed using the normalization method of accounting for income taxes, while the financial accounting assumed the flow through method of accounting.  As a result, EGSL had a regulatory asset representing expected future recovery of a portion of income tax expense, while the tax expense was already being collected in rates and would not be recovered in the future.

Utility net revenue was lower than the same quarter last year.  The decrease in net revenue was attributable to significantly milder-than-normal weather experienced in the first quarter of 2012 compared to significantly colder-than-normal weather in the same period a year ago.  The effect of milder weather was partially offset by weather-adjusted sales growth.  The higher non-fuel operation and maintenance expense was driven by increases in compensation and benefit costs (largely post-employment benefits), fossil-related outage costs and the absence of nuclear insurance refunds received in 2011.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:
•	Residential sales in first quarter 2012, on a weather-adjusted basis, increased 2.6 percent compared to first quarter 2011.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 2.4 percent quarter over quarter.
•	Industrial sales in the first quarter increased 4.6 percent compared to the same quarter of 2011.

Sales growth on a weather-adjusted basis was 3.3 percent for the quarter.  The Louisiana jurisdictions (including the city of New Orleans) recorded the strongest results for residential sales growth.  Industrial sales growth was largely due to expansions.  This sector saw growth from both large and small industrial customers.  Improvements in chemicals were partially offset by declines in refineries and pipelines.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures (see Appendix F for definitions of measures)
First Quarter 2012 vs. 2011

	First Quarter
	2012	2011	% Change	% Weather Adjusted
GWh billed
Residential	7,760	9,042	(14.2)%	2.6%
Commercial and governmental	6,992	7,032	(0.6)%	2.4%
Industrial	9,958	9,516	4.6%	4.6%
Total Retail Sales	24,710	25,590	(3.4)%	3.3%
Wholesale	732	947	(22.7)%
Total Sales	25,442	26,537	(4.1)%
O&M expense per MWh (a)	$20.08	$17.89	12.2%
Number of retail customers
Residential	2,373,715	2,362,024	0.5%
Commercial and governmental	354,675	351,721	0.8%
Industrial	38,314	38,887	(1.5)%

(a)	First quarter 2012 excludes the effect of the special item associated with the proposed spin-merge of the transmission business.

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

Entergy Wholesale Commodities operational adjusted EBITDA was $144 million in the first quarter of 2012, compared to $253 million in the same period a year ago, as shown in Table 5.  The decline was largely due to lower net revenue from the nuclear portfolio on lower energy pricing.  The average realized revenue per megawatt hour for the nuclear fleet was approximately $50, down 12 percent from $57 in the same period last year.  Nuclear generation also declined slightly due primarily to an increase in refueling and other outage days.  These net revenue decreases were partially offset by higher net revenue from the Rhode Island State Energy Center (RISEC), which was acquired in December 2011.  Higher non-fuel operation and maintenance expense also contributed to the adjusted EBITDA decline driven by higher compensation and benefits expense (largely related to post-employment benefits) and the RISEC acquisition.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2012 vs. 2011
($ in millions)
	First Quarter
	2012	2011	Change
Net Income	(169)	123	(292)
Add back: interest expense	7	5	2
Add back: income tax expense	(90)	85	(175)
Add back: depreciation and amortization	51	43	8
Subtract: interest and investment income	41	31	10
Add back: decommissioning expense	30	28	2
Adjusted EBITDA	(212)	253	(465)
Add back: special item for asset impairment	356	-	356
Operational Adjusted EBITDA	144	253	(109)

Table 6 provides a comparative summary of Entergy Wholesale Commodities operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
First Quarter 2012 vs. 2011 (see Appendix F for definitions of measures)

	First Quarter
	2012	2011	% Change
Owned capacity (b)	6,612	6,016	9.9%
GWh billed	11,193	10,519	6.4%
Average realized revenue per MWh	$49.68	$56.98	(12.8)%
Non-fuel O&M expense / purchased power per MWh (c)	$25.35	$24.95	1.6%

EWC Nuclear Fleet
Capacity factor	88%	91%	(3.3)%
GWh billed	9,838	9,913	(0.8)%
Average realized revenue per MWh	$50.32	$57.46	(12.4)%
Production cost per MWh	$25.85	$24.01	7.7%
Refueling outage days (d):
Indian Point 2	27	-
Indian Point 3	-	23

(b)
The updated capacity figure reflects the acquisition of the Rhode Island State Energy Center (583 MW) and the final testing and confirmation of a small incremental increase in output associated with equipment replacements installed at Palisades (13 MW).

(c)	First quarter 2012 excludes the effect of the special item for impairment of the Vermont Yankee assets.
(d)	Reflects the refueling outage days that occurred in the first quarter; Indian Point 3 had seven refueling days in second quarter 2011 and Indian Point 2 had one refueling day in second quarter 2012.

Entergy Wholesale Commodities first quarter 2012 results reflect an as-reported loss of $(0.95) per share and earnings of $0.31 per share on an operational basis, compared to $0.68 per share on an as-reported basis and an operational basis in first quarter 2011.  In addition to the operational adjusted EBITDA drivers noted above, an asset impairment recorded in the first quarter of the current year contributed to the as-reported decrease.  Under generally accepted accounting principles (GAAP), power plants and other long-lived assets are generally required to be accounted for on a historical cost basis, unless a triggering event occurs which requires an impairment evaluation.  In the case of Vermont Yankee, as described in our prior financial statement filings with the U.S. Securities and Exchange Commission, Entergy has performed quarterly impairment evaluations since early 2010, triggered by state actions to shut down the plant early.  A number of factors and inputs are used in the Vermont Yankee impairment evaluation, including the status of pending legal and state regulatory matters, as well as assumptions about future revenues and costs of the plant.  Under the accounting rules, these inputs are required to be estimated as of the end of each quarterly period.  The decline in the overall energy market and forward price of energy at March 31, 2012, which is used as an input in the current accounting analysis, yielded a different impairment result now as compared to earlier quarters, resulting in a pre-tax impairment charge of $(356) million, or $(1.26) per share after-tax.  This impairment is classified as a special item and is not included in operational results.

As previously noted, the triggering event and impairment result are unique to Vermont Yankee.  This impairment does not reflect a change in Entergy’s point of view of the economic value of the plant assuming continued operation through 2032, nor does it impact the company’s continued commitment to invest to assure safe operations of the plant, which is always the top priority.  It also does not reflect a change in Entergy’s point of view on the legal and state regulatory proceedings associated with obtaining certainty on continued operation of Vermont Yankee.

Table 7 provides capacity and generation sold forward projections for Entergy Wholesale Commodities’ fleet.

Table 7: Entergy Wholesale Commodities Capacity and Generation Projected Sold Forward
Second Quarter 2012 through 2016 (see Appendix F for definitions of measures)
	Balance of 2012	2013	2014	2015	2016
Entergy Wholesale Commodities Nuclear Portfolio
Energy
Planned TWh of generation (e)	31	40	41	41	40
Percent of planned generation sold forward
Unit-contingent	60%	41%	14%	12%	12%
Unit-contingent with availability guarantees	18%	19%	15%	13%	13%
Firm LD	24%	24%	20%	-%	-%
Offsetting positions	(13)%	-%	-%	-%	-%
Total energy sold forward	89%	84%	49%	25%	25%
Average revenue under contract per MWh (f)	$48	$45 - 50	$47 – 51	$49 - 57	$50 - 59

Capacity
Planned net MW in operation (e)	5,011	5,011	5,011	5,011	5,011
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	16%	16%	16%
Capacity contracts	43%	31%	25%	17%	5%
Total capacity sold forward	59%	47%	41%	33%	21%
Average revenue under contract per kW per month (applies to capacity contracts only)	$2.3	$2.9	$3.1	$3.2	$3.4

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	92%	85%	54%	31%	30%
Average revenue under contract per MWh (f)	$50	$46	$48	$52	$51

Entergy Wholesale Commodities Non-Nuclear Portfolio
Energy
Planned TWh of generation (g)	5	7	7	6	6
Percent of planned generation sold forward
Cost-based contracts	41%	36%	30%	35%	32%
Firm LD	5%	5%	5%	6%	6%
Total energy sold forward	46%	41%	35%	41%	38%

Capacity
Planned net MW in operation (g)	1,052	1,052	1,052	1,052	1,052
Percent of capacity sold forward
Cost-based contracts	35%	29%	24%	24%	24%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%
Capacity contracts	52%	47%	47%	48%	20%
Total capacity sold forward	95%	84%	79%	80%	52%

Non-Nuclear Net Revenue
Expected non-nuclear portfolio net revenue ($ millions) (h)	$70	$87	$84	$81	$86

(e)
Assumes successful license renewal and uninterrupted normal operation at all plants, including Vermont Yankee.  NRC license renewal applications are in process for three units (with current license expirations noted parenthetically): Pilgrim (6/8/2012), Indian Point 2 (9/28/2013), and Indian Point 3 (12/12/2015).  The updated capacity figure reflects the final testing and confirmation of a small incremental increase in output associated with equipment replacements installed at Palisades.

(f)
Average revenue under contract may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management costs.  Also, average revenue under contract excludes payments owed under the value sharing agreement with the New York Power Authority.

(g)
Non-nuclear planned generation and net MW in operation include purchases from affiliated and non-affiliated counterparties under long-term contracts and exclude energy and capacity from Entergy Wholesale Commodities’ wind investment accounted for under the equity method of accounting and Ritchie.

(h)	Non-nuclear net revenue may fluctuate due to factors including costs in cost-based energy and capacity contracts and other risk management costs.

IV.	Parent & Other

Parent & Other reported a loss of $(0.26) per share on as-reported basis and $(0.25) per share on an operational basis in first quarter 2012, compared to an as-reported and operational loss of $(0.21) per share in first quarter 2011.  Parent & Other’s earnings decrease was due to several individually insignificant items.

V.	2012 Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.55 to $4.35 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share previously updated on April 19, 2012.  The revised guidance ranges reflect:
•	The write-off of a regulatory asset discussed in Utility Results Section II of this release,
•	Higher pension expense resulting from lower-than-planned pension discount rate and other updated pension assumptions,
•	Lower market energy prices for EWC’s open position,
•	Significant unfavorable weather in the first quarter of 2012, and
•	Opportunities identified to partially offset these challenges.

The revised as-reported guidance range also reflects special items recorded in the current quarter (which totaled $1.30 per share), including the asset impairment on the Vermont Yankee power plant.  As-reported earnings guidance for 2012 does not reflect any potential future expenses for the special item to be recorded in connection with the proposed spin-merge of Entergy’s transmission business.  As-reported 2012 guidance will be updated throughout the year as these transaction-related expenses are incurred.

Year-over-year changes are shown as point estimates and are applied to 2011 earnings to compute the 2012 guidance midpoint.  Drivers for the 2012 guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.  The 2012 earnings guidance is detailed in Table 8 below.

Table 8: 2012 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Updated April 2012 (i)
Segment	Description of Drivers	2011 Earnings per Share	Expected Change	2012 Guidance Midpoint	2012 Guidance Range

Utility	2011 Operational Earnings per Share	6.20
	Adjustment to normalize weather		(0.52)
	Increased net revenue due to absence of sharing 2011 tax benefit with Entergy Louisiana customers		1.11
	Increased net revenue due to sales growth and rate actions		0.85
	Increased non-fuel operation and maintenance expense		(0.05)
	Increased other operating expenses		(0.10)
	Increased depreciation expense		(0.20)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(2.49)
	Other		0.10
	Subtotal	6.20	(1.40)	4.80

Entergy Wholesale Commodities	2011 Operational Earnings per Share	2.74
	Decreased net revenue from nuclear assets due primarily to lower pricing		(0.60)
	Increased non-fuel operation and maintenance expense for nuclear operations		(0.05)
	Increased other operating expenses for nuclear operations		(0.05)
	Decommissioning liability reduction in 2011		(0.12)
	Increased depreciation expense on nuclear assets		(0.05)
	Increased after-tax operating income for EWC non-nuclear operations, including RISEC acquisition		0.10
	Increased interest and dividend income		0.05
	Higher effective income tax rate		(0.17)
	Other		(0.05)
	Subtotal	2.74	(0.94)	1.80

Parent & Other	2011 Operational Earnings per Share	(1.32)
	Increased Parent non-fuel operation and maintenance expense		(0.05)
	Increased Parent interest expense		(0.15)
	Lower income tax expense		0.74
	Other		(0.02)
	Subtotal	(1.32)	0.52	(0.80)

Consolidated Operational	2012 Operational Earnings per Share Guidance Range	7.62	(1.82)	5.80	5.40 – 6.20

	Decreased net revenue due to first quarter 2012 weather impact		(0.18)
	Increased income tax expense resulting from write-off of regulatory asset		(0.26)
	Increased non-fuel operation and maintenance expense due to final pension assumptions		(0.24)
	Reduced operating expenses due to Vermont Yankee asset impairment		0.14
	Decreased net revenue on EWC’s nuclear open position largely driven by lower energy prices as of March 31, 2012		(0.23)
	Other		0.22

	Revised 2012 Operational Earnings per Share Guidance Range	7.62	(2.37)	5.25	4.85 – 5.65

Consolidated As-Reported	2011 As-Reported Earnings per Share	7.55
	Changes detailed above		(2.37)
	2011 special items for expenses associated with proposed spin-merge of Entergy’s transmission business		0.07
	Asset impairment on Vermont Yankee nuclear power plant		(1.26)
	Year-to-date 2012 special item for expenses associated with proposed spin-merge of Entergy’s transmission business		(0.04)
	2012 As-Reported Earnings per Share Guidance Range (j)	7.55	(3.60)	3.95	3.55 – 4.35

(i) Originally prepared November 2011, updated January 2012 to reflect 2011 final results, and revised April 2012.
(j) As-reported earnings guidance will be updated to reflect special items as recorded throughout 2012.

Key assumptions supporting 2012 operational earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 1.6 percent on a weather-adjusted basis, including the effects of industrial expansion and cogen loss
•	Increased revenue from rate actions
•
Increased net revenue due to the absence of the third quarter 2011 regulatory charge to reflect an agreement to share a portion of tax benefits with Entergy Louisiana customers that resulted from an IRS tax settlement

•
Increased non-fuel operation and maintenance expense due to plant acquisitions and general expense increases, including lower expense associated with employee stock options, which is offset in Parent & Other

•	Increased depreciation expense associated with capital spending at the Utility
•	Increased other operating expense due primarily to higher taxes other than income taxes, resulting largely from new plant acquisitions as well as expiration of property tax exemptions
•	Increased interest expense due to higher debt outstanding
•	Higher effective income tax rate in 2012, due largely to the absence of the August 2011 IRS settlement, a portion of which was partially offset in net revenue as noted above
•	Other primarily driven by the effect of 2011 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the non-utility nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30-day scheduled refueling outages at Indian Point 2 and Palisades in Spring 2012 and FitzPatrick in Fall 2012

•	Assumes full year operations for Vermont Yankee and Pilgrim
•	89 percent of energy sold under existing contracts at the time 2012 guidance was initiated and 11 percent sold into the spot market for EWC-nuclear fleet
•	$49/MWh average energy contract price and $46/MWh average unsold energy price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•
50 percent of capacity sold under existing contracts (including 32 percent sold as capacity contracts and 18 percent sold bundled with energy) for EWC-nuclear fleet at the time 2012 guidance was initiated

•	$2.8/kW-month average sold capacity contract price and $0.5/kW-month average unsold capacity price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•	Palisades PPA revenue amortization of $17 million in 2012, down from $43 million in 2011
•	Increased nuclear fuel expense reflected in net revenue
•	Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25.5/MWh reflecting general expense increases
•	Absence of reduction in the asset retirement obligation resulting from an updated decommissioning study, which reduced decommissioning expense, completed in the fourth quarter 2011
•	Increased other operating expense due to higher decommissioning expense (excluding the fourth quarter 2011 adjustment noted above) and higher taxes other than income taxes for nuclear operations
•	Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets
•
Improved year-over-year operating income for the balance of EWC’s business, including the assumed Rhode Island State Energy Center (RISEC) acquisition by year-end 2011 and market prices at the end of September 2011 (adjusted 2012 operational guidance considers market prices as of March 2012)

•	Higher effective income tax rate in 2012

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to the refinancing of low-cost debt (at the time 2012 guidance was initiated, the current credit facility was set to expire in August 2012)
•	Lower income tax expense in 2012

Share Repurchase Program
•
2012 average fully diluted shares outstanding of approximately 177 million; does not assume any repurchases under the $500 million share repurchase authority, $350 million of which remained as of December 31, 2011

Other
•	Overall effective income tax rate of 34 percent in 2012
•	Pension discount rate of 5.6 percent (the final average pension discount rate is 5.1 percent)

Revised 2012 Guidance Range
•	Unfavorable weather effect through first quarter 2012
•	First quarter 2012 write-off of a regulatory asset associated with income taxes
•	Lower-than-planned pension discount rate and other updated pension assumptions
•	Reduced expenses (fuel, refueling outage amortization, depreciation) for Vermont Yankee resulting from the asset impairment recorded in the first quarter of 2012
•	$30/MWh average EWC unsold nuclear energy price based on year-to-date and balance of the year market prices as of the end of the March 2012
•	$1.15/kW-month average EWC unsold nuclear capacity price based on year-to-date and balance of the year market prices as of the end of March 2012

Earnings guidance for 2012 should be considered in association with earnings sensitivities as shown in Table 9.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are retail sales for Utility and energy prices for Entergy Wholesale Commodities.  In addition, the broader earnings guidance range for 2012 also takes into consideration a number of regulatory initiatives (rate actions) underway across the Utility jurisdictions.

Estimated annual impacts shown in Table 9 are intended to be indicative rather than precise guidance.

Table 9: 2012 Earnings Sensitivities
(Per share in U.S. $) – Updated April 2012
Variable	2012 Guidance Assumption	Description of Change	Estimated Annual Impact (k)
Utility
Sales growth Residential Commercial / Governmental Industrial	Around 1.6% total sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.37
Entergy Wholesale Commodities (l)
Capacity factor	93% capacity factor	1% change in capacity factor	- / + 0.06
Energy revenues	89% energy sold at $49/MWh in 2012; 11% unsold at $30/MWh in 2012	$10/MWh market price change	- / + 0.10
Non-fuel operation and maintenance expense (m)	$25.5/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.14
Outage (lost revenue only)	93% capacity factor, including refueling outages for three non-utility nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $49/MWh for sold and $30/MWh for unsold volumes in 2012	- 0.03 / n/a

(k)	Based on 2011 average fully diluted shares outstanding of approximately 178 million.
(l)	Based on Entergy Wholesale Commodities’ nuclear portfolio. Assumes successful license renewal and uninterrupted normal operation at all plants.
(m)	First quarter 2012 excludes the effect of the special item for impairment of the Vermont Yankee plant.

VI.	Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. Table 10 summarizes the current long-term financial outlook for 2010 through 2014, which does not reflect the effects of the proposed spin-merge of the transmission business discussed in Appendix A.

Table 10: Long-term Financial Outlook
Prepared November 2011
Category	Long-term Outlook	Assumption

Earnings	Utility net income	6 to 8 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
Entergy Wholesale Commodities results
Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business.  At current sold and forward prices with its existing asset portfolio and in-the-money hedges that will roll off in the coming few years, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010.  However, Entergy Wholesale Commodities offers a valuable long-term option from the potential positive effects of ongoing economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), new environmental legislation and/or enforcement of additional environmental regulations.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Wholesale Commodities that supports continued safe, secure and reliable operations and opportunistic investments.  Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program.  Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases.  Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $4 – $5 billion from 2010 – 2014 under the current long-term business outlook.  The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.
Solid credit metrics that support ready access to capital on reasonable terms.

The long-term financial outlook should be considered in association with 2014 financial sensitivities as shown in Table 11.  These sensitivities illustrate the estimated change in earnings or adjusted EBITDA resulting from changes in business drivers.  Estimated impacts shown in Table 11 are intended to be illustrative.

Table 11: 2014 Financial Sensitivities – Illustrative

Long-term Outlook	Assumption	Drivers	Estimated Annual Impact
Utility			(Per share in U.S. $) (n)
Earnings growth	6 – 8% compound annual net income growth rate from 2010 through 2014 (2009 base)	1% retail sales growth $100 million/year investment in service 1% change in allowed ROE 1% change in non-fuel operation and maintenance expense $100 million change in debt	- / + 0.14 - / + 0.03 - / + 0.45 + / - 0.07 + / - 0.02
Entergy Wholesale Commodities			(Adjusted EBITDA in U.S. $, millions) (o) (p)
Adjusted EBITDA	Decline in adjusted EBITDA at current sold and forward power prices compared to 2010, plus option value	+0 – 1,500 Btu/kWh heat rate expansion +$0 – 4/kW-mo capacity price - / + $0 – 1/MMBtu change in Henry Hub natural gas price $1/MWh EBITDA expense	Up to 130 Up to 150 Down to 195 / Up to 240 +/- 40
Corporate			(Per share in U.S. $) (n)
Balanced capital investment / return / credit quality		1% change in interest rate on $1 billion debt 1% change in overall effective income tax rate $500 million share repurchase (share accretion effect only)	+ / - 0.03 + / - 0.09 + 0.20 – 0.25

(n) Based on estimated 2012 average fully diluted shares outstanding of approximately 177 million.
(o) Based on Entergy Wholesale Commodities’ nuclear portfolio. Assumes successful license renewal and uninterrupted normal operation at all plants.
(p) Each sensitivity assumes all other factors remain constant; however, market heat rates typically move inverse to natural gas prices and partially offset natural gas price movements.  This partial offset is not captured in the sensitivity.

VII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC Holdings Corp.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter results.
•	Appendix C provides information on selected pending local and federal regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business

Appendix A provides information on Entergy’s plans to spin off its transmission business and merge that business into a subsidiary of ITC Holdings Corp.

Entergy’s Transmission Business Overview
Entergy’s electric transmission business consists of approximately 15,700 miles of interconnected transmission lines at voltages of 69kV and above and associated substations across its utility service territory in the Mid-South.  Following the completion of the transaction, ITC will become one of the largest electric transmission companies in the U.S., with over 30,000 miles of transmission lines, spanning from the Great Lakes to the Gulf Coast.

Transaction Overview
Entergy and ITC Boards of Directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business into a subsidiary of ITC.  Terms of the transaction agreements include:
•	Entergy will spin off its electric transmission business, or “Transco,” to Entergy’s shareholders in the form of a tax-free spin-off.
•	After the spin-off, the newly formed Transco will merge with a newly-formed subsidiary of ITC.
•	Prior to the merger, ITC expects to effectuate a $700 million recapitalization, currently anticipated to take the form of a one-time special dividend to its shareholders.
•
The merger will result in Entergy shareholders receiving 50.1 percent of the shares of pro forma ITC in exchange for their shares of Transco; existing ITC shareholders will own the remaining 49.9 percent of the combined company.

Entergy expects to receive gross cash proceeds of $1.775 billion from indebtedness that will be incurred in connection with the transaction, and this indebtedness will be assumed by ITC at the close of the merger.  Entergy expects to utilize most of the cash proceeds to retire debt associated with the transmission business at its utility operating companies and the balance for debt reduction at the parent, Entergy Corporation.

Closing Conditions and Approvals
The transaction is subject to the satisfaction of customary closing conditions.  Primary filings and approvals required are summarized below.
Authority	Requirements
Entergy’s Retail Regulators	• Change of control of transmission assets • Affiliate transaction approvals related to steps in the spin / merge • Authorization to incur debt in some jurisdictions
Federal Energy Regulatory Commission
• Change of control of transmission assets (203 filing)
• Acceptance of jurisdictional agreements (205 filing)
• Authorization to assume debt / issue securities (204 filings)
• Changes to System Agreement to remove provisions related to transmission planning and equalization
• ITC filing to establish new rate tariffs for the ITC operating companies

Hart-Scott-Rodino Act	• Pre-merger notification to review potential antitrust and competition issues
Internal Revenue Service	• Private letter ruling substantially to the effect that certain requirements for a tax-free treatment of the distribution of Transco are met
Securities and Exchange Commission	• ITC Form S-4 and Proxy Statement (including audited Transco financial statements and disclosures), and • Transco Registration Statement
ITC Shareholders	Approval required for: • Merger, • Issuance of shares to ITC shareholders, and • Amendment to ITC charter to increase authorized number of shares

Upcoming activities in the second quarter will focus largely on regulatory filings with Entergy’s retail jurisdictions as well as FERC.  Initial filings are expected to begin mid-year. Work on other key approvals such as ITC shareholder approval, pre-merger notification under the Hart Scott Rodino Act, and IRS private letter ruling is expected to begin in the second and third quarters of 2012.

Expected Close
Completion of the transaction is expected in 2013 subject to the satisfaction of certain closing conditions, including the required approvals and filings discussed above.

Additional Information and Where to Find It
ITC and Transco will file registration statements with the Securities and Exchange Commission (“SEC”) registering shares of ITC common stock and Transco common units to be issued to Entergy shareholders in connection with the proposed transactions.  ITC will also file a proxy statement with the SEC that will be sent to the shareholders of ITC.  Entergy shareholders are urged to read the prospectus and/or information statement that will be included in the registration statements and any other relevant documents, because they contain important information about ITC, Transco and the proposed transactions.  ITC shareholders are urged to read the proxy statement and any other relevant documents because they contain important information about Transco and the proposed transactions.  The proxy statement, prospectus and/or information statement, and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.  The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 provides details of first quarter 2012 vs. 2011 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other, and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
First Quarter 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Wholesale Commodities			Parent & Other		Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional	As- Reported	Opera- tional
2011 earnings	0.91	0.91		0.68	0.68		(0.21)	(0.21)	1.38	1.38
Other income (deductions)-other	0.04	0.04		0.02	0.02		(0.01)	(0.01)	0.05	0.05
Asset impairment	-	-		(1.26)	-	(q)	-	-	(1.26)	-
Decommissioning expense	-	-		(0.01)	(0.01)		-	-	(0.01)	(0.01)
Interest expense and other charges	(0.02)	(0.02)		(0.01)	(0.01)		-	-	(0.03)	(0.03)
Taxes other than income taxes	(0.01)	(0.01)		(0.03)	(0.03)		-	-	(0.04)	(0.04)
Depreciation / amortization expense	(0.03)	(0.03)		(0.02)	(0.02)		-	-	(0.05)	(0.05)
Other operation & maintenance expense	(0.16)	(0.13)	(r)	(0.08)	(0.08)	(s)	-	0.01	(0.24)	(0.20)
Income taxes - other	(0.24)	(0.24)	(t)	0.01	0.01		(0.03)	(0.03)	(0.26)	(0.26)
Net revenue	(0.14)	(0.14)	(u)	(0.25)	(0.25)	(v)	(0.01)	(0.01)	(0.40)	(0.40)
2012 earnings	0.35	0.38		(0.95)	0.31		(0.26)	(0.25)	(0.86)	0.44

Utility Net Revenue Variance Analysis 2012 vs. 2011 ($ EPS)
First Quarter
Weather	(0.28)
Sales growth / pricing	0.16
Other	(0.02)
Total	(0.14)

(q)	The as-reported decrease is due to the impairment loss to write down the carrying values of Vermont Yankee’s long-lived assets to their fair value, in accordance with GAAP.

(r)
The decrease is attributable to higher compensation and benefits costs (largely post-employment benefits); increased fossil spending; and absence of nuclear insurance refunds received in the first quarter of 2011.  Expenses incurred in connection with the planned spin-merge of the transmission business also contributed to the as-reported decrease.

(s)	The decrease is due to higher compensation and benefits costs (largely post-employment benefits) and the acquisition of RISEC.

(t)	The decrease is largely attributable to higher income tax expense associated with Entergy’s write off of an Entergy Gulf States Louisiana regulatory asset.

(u)
The first quarter decrease is primarily attributable to the effect of milder weather in the current quarter compared to colder-than-normal weather in the first quarter of last year, partially offset by an increase in weather-adjusted usage and the net effects of regulatory actions in several jurisdictions, including Entergy Louisiana’s rate action relating to the acquisition of Unit 2 of the Acadia Energy Center.

(v)
The decrease is due primarily to lower energy pricing for the nuclear portfolio; decreased nuclear generation attributable to higher planned and unplanned outage days also contributed.  Partially offsetting the decrease was higher net revenue from the acquisition of RISEC.

Appendix B-2 lists special items by business with quarter-to-quarter comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are not routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter 2012 vs. 2011
(Per share in U.S. $)
	First Quarter
	2012	2011	Change
Utility
Transmission business spin-merge expenses	(0.03)	-	(0.03)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	(1.26)	-	(1.26)

Parent & Other
Transmission business spin-merge expenses	(0.01)	-	(0.01)

Total Special Items	(1.30)	-	(1.30)

(U.S. $ in millions)
	First Quarter
	2012	2011	Change
Utility
Transmission business spin-merge expenses	(5.8)	-	(5.8)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	(223.5)	-	(223.5)

Parent & Other
Transmission business spin-merge expenses	(1.4)	-	(1.4)

Total Special Items	(230.7)	-	(230.7)

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion filed 6/10 based on 6/30/09 test yr, with known and measurable changes through 6/30/10
Rate Case Recent Activity:  None.
Background:  EAI implemented a $63.7 million rate increase in July 2010 pursuant to the settlement approved by the Arkansas Public Service Commission (APSC) in June 2010 authorizing a 10.2 percent allowed return on equity (ROE).

Hot Spring Acquisition Recent Activity:  On February 9, 2012, the Federal Energy Regulatory Commission (FERC) issued an order authorizing the Hot Spring acquisition under Section 203 of the Federal Power Act.  As previously reported, the APSC suspended the schedule for the retail regulatory proceeding pending the results of ongoing transmission studies.  On April 6, 2012, Facilities Studies were issued indicating that long-term transmission service is available for the Hot Spring facility provided that supplemental transmission upgrades estimated at approximately $440,000 are made.  In addition, the studies noted that surveys of two lines should be conducted, which may result in additional upgrade requirements not expected to exceed $25 million.  On April 16, 2012, EAI filed the Facilities Studies with the APSC and reiterated its request for a public interest finding and timely cost recovery.  In addition, EAI and the seller, KGen Hot Spring LLC, have satisfied their obligations under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act), and the review of the transaction by the U.S. Department of Justice (DOJ) is ongoing.  Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is targeted for around mid-2012.
Background:  On April 29, 2011, EAI announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility, a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Arkansas, from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $277 million (or $447/kW) including the purchase price of approximately $253 million (or $408/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades.  On July 15, 2011, EAI filed an application with the APSC seeking approval of the Hot Spring acquisition and rider recovery concurrent with closing of the acquisition.  On July 21, 2011, the transaction was reported to the DOJ and the Federal Trade Commission to satisfy the requirements of the HSR Act.  On January 19, 2012, the APSC issued an order on the Joint Stipulation and Settlement filed by EAI, the APSC General Staff, and the Arkansas Attorney General on January 13, 2012.  Under the settlement, the parties agreed that the acquisition costs may be recovered through a capacity acquisition rider and agreed that the level of the ROE reflected in the rider would be submitted to the APSC for resolution.  The APSC Staff recommended the ROE for the rider be set at 9.7 percent.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base: $2.4 billion (electric) filed 5/11 based on 12/31/10 test yr
$0.05 billion (gas) filed 4/11 based on 9/30/10 test yr

Formula Rate Plan Recent Activity:  None.
Background:  At its October 2009 Business and Executive (B&E) session, the Louisiana Public Service Commission (LPSC) approved an uncontested settlement which, among other things, extended the formula rate plan (FRP) regulatory process for an additional three years.  The new FRP, adopted for the 2008-2010 test years, retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to EGSL.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for EGSL.  In response to a depreciation rate complaint filed at FERC by the LPSC, EGSL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $45.3 million (assuming a 40 year River Bend life) or $24.4 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.  At its October 2011 B&E session, the LPSC accepted the joint EGSL / LPSC Staff report reflecting resolution of the 2010 test year FRP filing.  The filing reflected an 11.11 percent earned ROE which was within the earnings bandwidth resulting in no cost of service rate change.  The filing also reflected a $(22.8) million decrease outside of the FRP sharing mechanism for capacity costs.  At its November 2011 B&E session, the LPSC approved a one-year extension of EGSL’s current FRP.  EGSL is required to file a full rate case by January 2013.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.2 billion filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity: None.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years.  The new FRP, adopted for the 2008-2010 test years, retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to ELL.  As part of the settlement, all parties also committed to work together to attempt to develop a transmission rider for ELL.  In response to a depreciation rate complaint filed at FERC by the LPSC, ELL presented in its 2009 test year FRP filing two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $96.4 million (assuming a 40 year Waterford 3 life) or $40.5 million (60 year life).  The depreciation matter raised by the ancillary filing and the transmission rider remain outstanding.  At its October 2011 B&E session, the LPSC accepted the joint ELL / LPSC Staff report reflecting resolution of the 2010 test year FRP filing.  The filing reflected an 11.08 percent earned ROE which was within the earnings bandwidth tolerance resulting in no cost of service rate change.  Capacity costs were essentially unchanged.  At its November 2011 B&E session, the LPSC approved a one-year extension of ELL’s current FRP.  As part of the one-year extension, if the Waterford 3 replacement steam generator (RSG) project is completed by March 31, 2013, ELL shall be permitted to include in rates the revenue requirement associated with the project upon completion.  Inclusion of the revenue requirement shall be on a subject-to-refund basis pending proceedings by the LPSC to review the prudence of costs related to project construction.  For the rate-effective period of the 2011 test year prior to the project’s completion, earnings above certain levels will be recorded as a regulatory liability used to offset the Waterford 3 RSG project’s revenue requirement.  Beginning in September 2012 (the normal FRP rate change date) and ending the earlier of (1) when the project is closed to plant or (2) January 1, 2013, earnings in excess of the upper band (11.05 percent) shall be recognized by recording a regulatory liability.  After January 1, 2013, earnings in excess of 10.25 percent shall be recognized by recording a regulatory liability.  Upon the project’s completion, earnings above 10.25 percent shall be used to offset the project’s revenue requirement.  The total regulatory liability shall be amortized to the project’s revenue requirement over the first twelve months of operation.  These rates are anticipated to remain in effect until ELL’s next full rate case is resolved.  ELL is required to file a full rate case by January 2013.

Appendix C: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy Louisiana (continued)
Waterford 3 Steam Generator Replacement Recent Activity:  On January 31, 2012, ELL filed its Quarterly Monitoring Report indicating that the Waterford 3 replacement steam generator (RSG) project continues to meet revised cost estimates and the revised schedule for installation in Fall 2012.  See also, ELL - Formula Rate Plan Recent Activity.
Background: On June 26, 2008, ELL petitioned the LPSC to replace two steam generators, the reactor vessel closure head, and control drive mechanisms.  On November 12, 2008, the LPSC approved the stipulated settlement, finding that the decision to undertake this project at an estimated cost of $511 million was prudent and the timing concurrent with the 2011 outage was reasonable.  On December 17, 2010, ELL notified the LPSC that Westinghouse advised that the Waterford 3 RSGs would not be completed and delivered in time to maintain the then current project schedule for installation during the Spring 2011 refueling outage.  On June 15, 2011, ELL filed a Special Monitoring Report to reflect the updated cost and schedule associated with the project.  The installation schedule was revised from the Spring 2011 refueling outage to the Fall 2012 refueling outage.  Additional funding of approximately $176 million is required, bringing the revised replacement project total to approximately $687 million.  Extensive inspections of the steam generators during the Spring 2011 refueling outage confirmed that Waterford 3 can operate safely for another full cycle before the replacement of the steam generator.    On December 19, 2011, ELL filed its Amended and Supplemental Application for Certain Cost Recovery, which will establish the revenue requirement for the project that will be placed into rates, subject to refund pending a review of the prudence of the project costs, upon the commercial operation of the project.  Pending the final determination of the revenue requirement, through its 2011 Test Year FRP filing, ELL will place the Waterford 3 RSG costs into rates subject to refund.

Ninemile 6 Certification Recent Activity:  At the March 21, 2012 B&E session, the LPSC approved the joint settlement between ELL, EGSL, and the LPSC Staff authorizing the construction of the Ninemile 6 project and EGSL’s participation in a life-of-unit purchase power agreement for 25 percent of the capacity and energy output of the unit.  Under the terms of the settlement, costs may be recovered through ELL’s FRP if one is in effect when the project is placed in service; alternatively, ELL must file a rate case approximately 12 months prior to the expected in-service date.  On February 2, 2012, the Council of the City of New Orleans (CCNO) approved the participation by Entergy New Orleans, Inc. (ENOI) in a life-of-unit agreement to purchase 20 percent of the capacity and energy output of the Ninemile 6 project.  On March 22, 2012, ELL gave full notice to proceed with the construction of the project.
Background:  The Ninemile 6 project is a proposed 550 MW combined-cycle gas turbine (CCGT) facility with commercial operation anticipated by the first part of 2015.  The estimated construction cost is approximately $721 million.  The resource has been allocated 55 percent to ELL, 25 percent to EGSL, and 20 percent to ENOI.  On June 21, 2011, ELL filed an application with the LPSC seeking approval to construct the Ninemile 6 project and for EGSL to purchase a portion of the capacity and energy under a life-of-unit power purchase agreement.  ENOI submitted an application to the CCNO on July 8, 2011 seeking approval of its participation in the Ninemile 6 project through a life-of-unit power purchase agreement of capacity and energy.  The project air permit was issued by the Louisiana Department of Environmental Quality on August 16, 2011.

Entergy Mississippi Authorized ROE Range: 10.06% - 12.19% (per FRP filing) Last Filed Rate Base: $1.7 billion filed 3/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity:  On March 15, 2012, EMI filed its 2012 FRP evaluation report for the 2011 test year with the Mississippi Public Service Commission (MPSC).   The filing reflected a 10.92 percent earned ROE which was within the bandwidth resulting in no change in rates.  The calculated 11.12 percent FRP midpoint ROE included the benefit of a 0.79 percent performance incentive.
Background:  On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors;
(4) increased the percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing; and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years.  Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance.  The annual filing occurs each March with rates effective each June.  EMI’s FRP does not have an expiration date.  On November 10, 2011, the MPSC approved a Joint Stipulation reached between EMI and the MPSC Staff regarding the 2010 test year FRP filing.  The filing reflected a 10.65 percent earned ROE which was within the bandwidth.  The calculated 11.63 percent FRP midpoint ROE included the benefit of a 0.79 percent performance incentive.  The Joint Stipulation noted that the sum of any disputed amounts do not move EMI outside the “Range of No Change” resulting in no change in rates.  On June 23, 2011, EMI filed a Depreciation Study, requesting that new rates become effective with the next base rate change.

Hinds Acquisition Recent Activity:  On February 9, 2012, the FERC issued an order authorizing the Hinds acquisition under Section 203 of the Federal Power Act.  On February 28, 2012, the MPSC approved certification of the transaction.  On April 6, 2012, Facilities Studies were issued indicating that long-term transmission service is available for the Hinds facility provided that supplemental transmission upgrades estimated at approximately $580,000 are made and assuming that various projects already included in the transmission construction plan are completed.  The retail cost recovery proceeding remains pending before the MPSC.  In addition, EMI and the seller, KGen Hinds LLC, have satisfied their obligations under the HSR Act, and the review of the transaction by the DOJ is ongoing.  Assuming timely regulatory approvals and the satisfaction of all other closing conditions, closing is targeted for around mid-2012.
Background: On April 29, 2011, EMI announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility, a 450 MW (summer rating) natural gas-fired combined-cycle turbine plant located in Jackson, Mississippi, from KGen Hinds LLC, a subsidiary of KGen Power Corporation.  The total expected cost is $246 million (or $547/kW) including the purchase price of approximately $206 million (or $458/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades.  On July 15, 2011, EMI filed an application with the MPSC seeking certification of the Hinds acquisition and rider recovery concurrent with closing of the acquisition.  On July 21, 2011, the transaction was reported to the DOJ and the Federal Trade Commission to satisfy the requirements of the HSR Act.

Appendix C: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation
Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric), $0.09 billion (gas) filed 5/11 based on 12/31/10 test yr
Formula Rate Plan Recent Activity:  The 2011 test year evaluation report due in May will be the final filing in the current three-year FRP term.  ENOI anticipates that it will discuss possible renewal or extension of the FRP with the CCNO Advisors during the course of the 2011 test year FRP proceeding.  The CCNO would be required to approve any such renewal or extension.
Background:  A new three-year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and the CCNO.  The settlement also implemented energy conservation and demand side management programs.  On September 22, 2011, the CCNO approved the Agreement in Principle reached between ENOI and the CCNO Advisors resolving ENOI’s 2010 test year FRP.  The agreement resulted in an $(8.5) million incremental electric rate decrease and a $(1.6) million gas rate decrease effective October 2011.  The settlement also provides for the deferral of $13.4 million of Michoud plant maintenance expense incurred in 2010 and the establishment of a regulatory asset that will be amortized over the period October 2011 through September 2018.

Entergy Texas Authorized ROE: 10.125% Last Filed Rate Base: $1.7 billion filed 11/11 based on 6/30/11 adjusted test yr
Rate Case Recent Activity:  On March 27, 2012 and April 3, 2012, Intervenors and the Public Utility Commission of Texas (PUCT) Staff, respectively, filed direct testimony.  The PUCT Staff recommended a base rate increase of $66.1 million and a 9.6 percent ROE.  On April 13, 2012, ETI filed rebuttal testimony indicating a revised request for a $104.8 million base rate increase.  The hearing commenced on April 24, 2012.
Background:  On November 28, 2011, ETI filed its rate case requesting a $111.8 million base rate increase and a 10.6 percent ROE based on an adjusted twelve-month test year ending June 30, 2011.  As part of the filing, ETI proposed a Purchased Power Recovery (PPR) rider.  The parties have agreed to a procedural schedule that contemplates a final decision by July 30, 2012, with ultimate rates relating back to June 30, 2012.  On January 12, 2012, the PUCT voted to not address the PPR rider in the current rate case; however, the PUCT voted to set a baseline in this rate case that would be applicable if a PPR rider is approved in the open rulemaking project docket.

Other Regulatory Activity:  No action has been taken by the PUCT on the rulemaking with respect to a purchased power capacity rider.  On April 19, 2012, a hearing took place on unresolved issues relating to the competitive generation service (CGS) tariff proposal.  Prior to the hearing, agreement was reached on “who is eligible to participate” and “who pays the cost of the program”, leaving only the issue of “the level of unrecovered costs” as an issue for the hearing.  The matter is on the PUCT Open Meeting agenda for April 27, 2012.
Background:  On March 10, 2011, the PUCT opened a rulemaking to review recovery of purchased power capacity costs.  The parties provided comments in June 2011 and the PUCT Staff subsequently held a technical conference.  The CGS tariff was proposed by ETI as required in state legislation initially enacted in 2005 and modified in 2009.  Parties have been negotiating a settlement of the CGS tariff proposal since it was severed from ETI’s last rate case proceeding in December 2010.  On September 29, 2011, the PUCT denied a motion seeking rejection of the CGS tariff proposal.

System Energy Resources, Inc. Authorized ROE: 10.94% Last Calculated Rate Base: $1.0 billion for 3/31/12 monthly cost of service
Recent Activity:  None.
Background:  10.94 percent ROE approved by July 2001 FERC order.
Grand Gulf Uprate:  Work continues on the approximate 178 MW uprate.  The implementation outage is in-progress, and the uprate remains targeted for completion in the summer of 2012.  SERI owns or leases 90 percent of the plant.  Considering the progress of the uprate project during Grand Gulf’s spring 2012 refueling outage, including additional work scope that has emerged during the outage, additional information from the project’s engineering, procurement and construction contractor, the costs required to install instrumentation in the steam dryer in response to evolving guidance from the NRC staff, and delays in obtaining NRC approval, SERI now estimates the total capital investment to be made in the course of the implementation of the Grand Gulf uprate project is approximately $874 million, including South Mississippi Electric Power Association’s 10 percent share.  On November 30, 2009, the MPSC issued a Certificate of Public Convenience and Necessity for implementation of the uprate.  NRC review of the project is ongoing.  From December 2011 through April 2012, SERI worked with the NRC on various Requests for Additional Information (RAIs) relating to the General Electric-Hitachi steam dryer that is being installed as part of the uprate project.  SERI has responded to all RAIs and has worked to minimize potential cost effects or delay, if any, to the Grand Gulf uprate implementation schedule.

Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (w) Last Filed OATT Rate Base: $2.2 billion (x) filed 5/11 based on 12/31/10 test year
Proposal to Join MISO Recent Activity:  On March 14, 2012, the LPSC Staff and Intervenors filed direct testimony in ELL’s and EGSL’s joint change of control proceeding.  In EAI’s proceeding, the APSC Staff and Intervenors filed direct testimony on March 16, 2012.  Intervenors began filing direct testimony in the ENOI and EMI proceedings on March 23, 2012 and April 23, 2012, respectively.  Most parties were conditionally supportive of or did not oppose certifying the move to MISO as in the public interest.  Several parties, including the LPSC Staff, proposed various conditions.  The APSC Staff argued EAI has not proven that it is in the public interest to join MISO and noted that EAI should maintain the option to join SPP.  On April 13, 2012, EAI filed rebuttal testimony addressing the claims made by parties challenging the MISO proposal, and on April 19, 2012, EGSL and ELL filed responsive testimony to the pre-filed testimony of the LPSC Staff and Intervenors.  The LPSC and APSC have established procedural schedules with hearings beginning May 2, 2012 and May 30, 2012, respectively; potential decisions could be issued shortly thereafter.  The MPSC has scheduled a hearing in July, with a final order expected at the end of August.  The CCNO has scheduled a hearing in September.  ETI plans to submit its change of control filing around April 30, 2012.

(w)	Applies to sales made under Entergy’s FERC-jurisdictional open access transmission tariff (OATT).

(x)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

Appendix C: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Wholesale Regulation
Transmission, Proposal to Join MISO and System Agreement (continued)
On April 19, 2012, the FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility operating companies into MISO.  In addition, the Utility operating companies have agreed to give authority to the Entergy Regional State Committee (E-RSC), upon unanimous vote and within the first five years after the Utility operating companies join MISO, (i) to direct the allocation of certain transmission upgrade costs among the Utility operating companies’ transmission pricing zones in a manner that differs from the allocation that would occur under the MISO OATT and (ii) to direct the Utility operating companies as transmission owners to add projects to MISO’s transmission expansion plan.  FERC filings related to integrating the Utility operating companies into MISO are targeted for Summer 2012.  The target implementation date for joining MISO is December 2013.
Background:  In November 2006, the Utility operating companies installed SPP as their Independent Coordinator of Transmission (ICT) with an initial term of four years unless Entergy filed and FERC approved an extension beyond that four-year period.  The Utility operating companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system, and overseeing the weekly procurement process.  On November 16, 2010, FERC issued an order accepting the Utility operating companies’ proposal to extend the ICT arrangement with SPP by an additional term of two years, providing time for analysis of longer-term structures.
On December 16, 2010, FERC issued an order that granted the E-RSC additional authority over transmission planning and cost allocation.  Specifically, the E-RSC has been given authority, upon unanimous vote of all members, to direct the Utility operating companies to make a filing to propose changes to the way costs for future transmission upgrades are allocated under Entergy’s OATT and to add specific projects to the Entergy Construction Plan.  The E-RSC, comprised of one representative from each of the Utility operating company retail regulators, was formed in 2009 to consider several of the issues related to the Entergy transmission system.
On May 12, 2011, the Utility operating companies submitted detailed analysis to their respective retail regulators supporting their conclusion that joining MISO will provide meaningful long-term benefits for customers.  The proposal to join MISO also addresses the exit of EAI and EMI from the System Agreement.
On October 31, 2011, EGSL and ELL submitted their joint change of control filing to the LPSC.  EAI, EMI, and ENOI submitted their change of control filings to their respective regulators on November 28, 2011, December 2, 2011, and November 14, 2011, respectively.

System Agreement Recent Activity:  On March 28, 2012, the APSC approved collection through EAI’s production cost allocation rider beginning in April 2012 the $156 million rough production cost equalization payment for the period June 1, 2005 through December 31, 2005.  This payment resulted from FERC’s October 20, 2011 order, subject to refund pending review of the calculations and proposed recovery methodology.
Background:  The System Agreement case addresses the allocation of production costs among the Utility operating companies.  In 2005, FERC issued orders that require each Utility operating company’s production costs to be within        +/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs.  Upon appeal, the DC Circuit remanded to FERC to reconsider its conclusion that it did not have the authority to order refunds and to also reconsider its decision to delay implementation of the bandwidth remedy.
On October 20, 2011, FERC issued an order addressing the DC Circuit’s directive that FERC reconsider two issues in the original bandwidth proceeding.  On the first issue, FERC concluded that it would not require refunds for the 20-month period from September 13, 2001 through May 2, 2003.  On the second issue, the FERC order concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding), rather than on January 1, 2006 as it had previously ordered.  On December 19, 2011, Entergy made a compliance filing in response to FERC’s order.  Pursuant to the calculation provided in the compliance filing, EAI made a combined payment of $156 million to EGSL, EMI, ENOI, and ETI for the seven-month period of June 1, 2005 through December 31, 2005.  On January 9, 2012, the APSC and LPSC filed protests to the compliance filing.
Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling approximately $1.2 billion.  FERC set each of the 2007 through 2011 bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties.  Requests for rehearing and clarification of a final FERC order in the 2007 bandwidth proceeding were filed.  All other bandwidth proceedings remain outstanding.
On November 19, 2009, FERC accepted EAI’s and EMI’s notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively.  On February 1, 2011, FERC denied the LPSC and CCNO’s requests for rehearing of this order.  The LPSC and CCNO subsequently appealed this decision to the United States Court of Appeals for the DC Circuit.  On January 13, 2012, the Court of Appeals for the DC Circuit held oral argument of the LPSC and CCNO appeals.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter.  Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters.  Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2012 vs. 2011 (see Appendix F for definitions of certain measures)

For 12 months ending March 31	2012	2011	Change
GAAP Measures
Return on average invested capital – as-reported	6.0%	7.7%	(1.7%)
Return on average common equity – as-reported	10.8%	14.8%	(4.0%)
Net margin – as-reported	8.5%	11.4%	(2.9%)
Cash flow interest coverage	7.5	7.8	(0.3)
Book value per share	$50.32	$47.88	$2.44
End of period shares outstanding (millions)	177.2	178.3	(1.1)

Non-GAAP Measures
Return on average invested capital – operational	7.2%	7.9%	(0.7%)
Return on average common equity – operational	13.6%	15.3%	(1.7%)
Net margin – operational	10.7%	11.8%	(1.1%)

As of March 31 ($ in millions)	2012	2011	Change
GAAP Measures
Cash and cash equivalents	685	726	(41)
Revolver capacity	2,825	2,258	567
Total debt	12,619	12,018	601
Securitization debt	1,049	910	139
Debt to capital ratio	57.9%	57.6%	0.3%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	93	104	(11)
Leases – Entergy’s share	508	546	(38)
Total off-balance sheet liabilities	601	650	(49)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	55.7%	55.7%	-
Total gross liquidity	3,510	2,984	526
Net debt to net capital ratio, excluding securitization debt	54.2%	54.0%	0.2%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	55.5%	55.5%	-

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of measures)
2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	12YTD	11YTD
Financial
EPS – as-reported ($)	1.65	2.62	1.26	1.38	1.76	3.53	0.87	(0.86)	(0.86)	1.38
Less – special items ($)	(0.06)	(0.14)	(0.04)	- -	- -	- -	(0.07)	(1.30)	(1.30)	- -
EPS – operational ($)	1.71	2.76	1.30	1.38	1.76	3.53	0.94	0.44	0.44	1.38
Trailing twelve months
ROIC – as-reported (%)	8.1	8.2	7.8	7.7	7.7	8.2	8.0	6.0
ROIC – operational (%)	8.5	8.7	8.2	7.9	7.9	8.2	8.0	7.2
ROE – as-reported (%)	14.8	15.5	14.6	14.8	14.8	16.1	15.4	10.8
ROE – operational (%)	15.8	16.6	15.6	15.3	15.2	16.1	15.6	13.6
Cash flow interest coverage	6.6	8.0	7.8	7.8	7.6	6.6	7.1	7.5
Debt to capital ratio (%)	56.6	57.5	57.3	57.6	58.1	57.3	57.3	57.9
Debt to capital ratio, excluding securitization debt (%)	54.8	55.6	55.3	55.7	56.3	55.1	55.0	55.7
Net debt to net capital ratio, excluding securitization debt (%)	51.6	50.9	52.1	54.0	55.1	52.8	53.5	54.2
Utility
GWh billed
Residential	7,705	12,365	7,750	9,042	7,993	12,376	7,274	7,760	7,760	9,042
Commercial & Governmental	7,384	9,341	7,504	7,032	7,548	9,344	7,270	6,992	6,992	7,032
Industrial	9,862	10,276	9,880	9,516	10,140	11,024	10,130	9,958	9,958	9,516
Wholesale	971	1,063	1,021	947	1,036	1,038	1,090	732	732	947
O&M expense per MWh (y)	$19.21	$16.41	$21.18	$17.89	$19.09	$14.93	$21.99	$20.08	$20.08	$17.89
Reliability – trailing twelve months
SAIFI	1.8	1.8	1.7	1.7	1.7	1.7	1.6	1.7
SAIDI	206	197	187	188	201	213	208	210
Entergy Wholesale Commodities
Operational adjusted EBITDA ($ millions)	229	246	281	253	174	241	193	144	144	253
Owned Capacity in MW	6,351	6,351	6,351	6,016	6,016	6,016	6,599	6,612	6,612	6,016
GWh billed	10,498	10,736	10,320	10,519	10,652	11,284	11,065	11,193	11,193	10,519
Avg realized revenue per MWh	$58.15	$61.51	$58.16	$56.98	$52.32	$55.87	$52.74	$49.68	$49.68	$56.98
Non-fuel O&M expense / purchased power per MWh (z) (aa)	$26.93	$29.59	$26.74	$24.95	$26.87	$25.32	$25.37	$25.35	$25.35	$24.95
EWC Nuclear Operational Measures
Capacity factor (%)	90	91	86	91	91	98	93	88	88	91
GWh billed	9,868	9,888	9,644	9,913	9,993	10,645	10,367	9,838	9,838	9,913
Avg realized revenue per MWh	$57.69	$61.41	$58.80	$57.46	$52.38	$56.07	$53.00	$50.32	$50.32	$57.46
Production cost per MWh (z)	$24.40	$27.79	$25.23	$24.01	$25.96	$24.92	$25.92	$25.85	$25.85	$24.01

(y) First quarter 2012 excludes the effect of the special item associated with the proposed spin-merge of the transmission business.

(z) 2010 excludes the effects of the non-utility nuclear spin-off expenses special item at Entergy Wholesale Commodities.

(aa) First quarter 2012 excludes the effect of the special item for impairment of the Vermont Yankee plant.

E.	Planned Capital Expenditures

The capital plan for 2012 through 2014 anticipates $7.1 billion for investment, including $3.2 billion of maintenance capital, as shown in Appendix E.  The remaining $3.9 billion is for specific investments and other initiatives such as:
•
Utility:  the Utility’s portfolio transformation strategy including the 620 MW Hot Spring and 450 MW Hinds power plant acquisitions (including planned plant upgrades, transaction costs, and contingencies), an approximate 178 MW uprate project at the Grand Gulf nuclear plant, and Entergy Louisiana’s Ninemile 6 new CCGT project; the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit; transmission upgrades and spending to support the Utility’s plan to join the MISO Regional Transmission Organization by December 2013.  Generation capital commitments include minimal investment for environmental compliance projects.  The effect of the increased cost estimate for the Grand Gulf nuclear plant uprate project (which is discussed more fully in Appendix C) is not reflected in the Utility capital plan.

•
Entergy Wholesale Commodities: dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the fleet, NYPA value sharing, the Indian Point Independent Safety Evaluation, and wedgewire screens at the Indian Point site.

Appendix E: 2012 – 2014 Planned Capital Expenditures
($ in millions) – Prepared January 2012
	2012	2013	2014	Total
Maintenance capital
Utility
Generation	128	129	131	388
Transmission	282	273	255	810
Distribution	433	485	496	1,414
Other	91	89	103	283
Utility Total	934	976	985	2,895
Entergy Wholesale Commodities	90	120	107	317
Maintenance capital subtotal	1,024	1,096	1,092	3,212
Other capital commitments
Utility
Generation	1,428	583	358	2,369
Transmission	170	128	264	562
Distribution	17	11	11	39
Other	45	47	35	127
Utility Total	1,660	769	668	3,097
Entergy Wholesale Commodities	259	241	291	791
Other capital commitments subtotal	1,919	1,010	959	3,888
Total Planned Capital Expenditures	2,943	2,106	2,051	7,100

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities
Owned capacity
Installed capacity owned and operated by Entergy Wholesale Commodities, including investments in wind generation accounted for under the equity method of accounting. EWC’s 335 MW ownership position in the Harrison County power plant was sold on December 31, 2010. EWC acquired the Rhode Island State Energy Center, a 583 MW natural gas-fired combined-cycle generating plant, on December 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed for Entergy Wholesale Commodities, excluding revenue from the amortization of the Palisades below-market PPA and/or investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense / purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by Entergy Wholesale Commodities resources considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses and uninterrupted normal operations at all plants

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service;  these contacts are on owned non-utility resources located within Entergy’s service territory, which does not operate under market-based rate authority

Planned net MW in operation	Amount of capacity to be available to generate power and/or sell capacity considering uprates planned to be completed during the year
Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average revenue under contract per MWh or per kW per month
Revenue on a per unit basis at which generation output, capacity, or combination of both is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades.  Revenue may fluctuate due to factors including positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost.

Financial measures defined in the below table include measures prepared in accordance with GAAP, as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at Entergy Wholesale Commodities
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas; the 2009 ice storm at Entergy Arkansas; and investment recovery of costs associated with the cancelled Little Gypsy repowering project at Entergy Louisiana

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization, and interest and investment income excluding decommissioning expense, and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12
As-reported Net Income-rolling 12 months (A)	1,298	1,336	1,250	1,285	1,285	1,421	1,346	946
Preferred dividends	20	20	20	20	20	20	21	21
Tax effected interest expense	368	358	354	327	320	320	316	322
As-reported Net Income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,686	1,714	1,624	1,632	1,625	1,761	1,683	1,289

Special items in prior quarters	(76)	(71)	(75)	(42)	(32)	(7)	-	(13)

Special items in current quarter
Asset impairment	-	-	-	-	-	-	-	(224)
Transmission spin-merge	-	-	-	-	-	-	(13)	(7)
Nuclear spin-off expenses	(10)	(25)	(7)	-	-	-	-	-
Total special items (C)	(87)	(96)	(82)	(42)	(32)	(7)	(13)	(244)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,773	1,810	1,706	1,674	1,657	1,768	1,696	1,533

Operational earnings, rolling 12 months (A-C)	1,385	1,432	1,332	1,327	1,317	1,428	1,359	1,190

Average invested capital (D)	20,761	20,802	20,781	21,093	21,101	21,509	21,126	21,339

Average common equity (E)	8,769	8,608	8,555	8,698	8,684	8,849	8,729	8,725

Operating revenues (F)	11,058	11,453	11,488	11,269	11,210	11,273	11,229	11,072

ROIC – as-reported % (B/D)	8.1	8.2	7.8	7.7	7.7	8.2	8.0	6.0

ROIC – operational % ((B-C)/D)	8.5	8.7	8.2	7.9	7.9	8.2	8.0	7.2

ROE – as-reported % (A/E)	14.8	15.5	14.6	14.8	14.8	16.1	15.4	10.8

ROE – operational % ((A-C)/E)	15.8	16.6	15.6	15.3	15.2	16.1	15.6	13.6

Net margin – as-reported % (A/F)	11.7	11.7	10.9	11.4	11.5	12.6	12.0	8.5

Net margin – operational % ((A-C)/F)	12.5	12.5	11.6	11.8	11.8	12.7	12.1	10.7

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12
Gross debt (A)	11,853	12,247	11,816	12,018	12,360	12,452	12,387	12,619
Less securitization debt (B)	829	940	931	910	896	1,086	1,071	1,049
Gross debt, excluding securitization debt (C)	11,024	11,307	10,885	11,108	11,464	11,366	11,316	11,570
Less cash and cash equivalents (D)	1,336	1,931	1,294	726	530	987	694	685
Net debt, excluding securitization debt (E)	9,688	9,376	9,591	10,382	10,934	10,379	10,622	10,885

Total capitalization (F)	20,935	21,290	20,623	20,864	21,268	21,728	21,629	21,813
Less securitization debt (B)	829	940	931	910	896	1,086	1,071	1,049
Total capitalization, excluding securitization debt (G)	20,106	20,350	19,692	19,954	20,372	20,642	20,558	20,764
Less cash and cash equivalents (D)	1,336	1,931	1,294	726	530	987	694	685
Net capital, excluding securitization debt (H)	18,770	18,419	18,398	19,228	19,842	19,655	19,864	20,079

Debt to capital ratio % (A/F)	56.6	57.5	57.3	57.6	58.1	57.3	57.3	57.9

Debt to capital ratio, excluding securitization debt % (C/G)	54.8	55.6	55.3	55.7	56.3	55.1	55.0	55.7

Net debt to net capital ratio, excluding securitization debt % (E/H)	51.6	50.9	52.1	54.0	55.1	52.8	53.5	54.2

Off-balance sheet liabilities (I)	641	638	653	650	647	645	604	601

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	53.2	52.5	53.8	55.5	56.5	54.3	54.8	55.5

Revolver capacity (J)	1,338	2,216	2,354	2,258	1,993	2,116	2,001	2,825

Gross liquidity (D+J)	2,674	4,147	3,648	2,984	2,523	3,103	2,695	3,510

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	2Q10	3Q10	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12
Net Income	105	144	151	123	66	131	172	(169)
Add back: interest expense	9	6	5	5	5	6	6	7
Add back: income tax expense	67	30	83	85	64	64	12	(90)
Add back: depreciation and amortization	38	42	43	43	44	45	46	51
Subtract: interest and investment income	39	43	39	31	33	34	39	41
Add back: decommissioning expense	27	27	28	28	28	29	(4)	30
Subtract: other than temporary impairments	(1)	-	-	-	-	-	-	-
Adjusted EBITDA	207	206	270	253	174	241	193	(212)
Add back: special item for nuclear spin-off expenses	22	40	11	-	-	-	-	-
Add back: special item for asset impairment	-	-	-	-	-	-	-	356
Operational adjusted EBITDA	229	246	281	253	174	241	193	144

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2011 and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings, and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business into a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
March 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$51,242	$11,871	$4	$63,117
Temporary cash investments	364,284	248,008	9,593	621,885
Total cash and cash equivalents	415,526	259,879	9,597	685,002
Securitization recovery trust account	49,364	-	-	49,364
Notes receivable	-	1,070,361	(1,070,361)	-
Accounts receivable:
Customer	342,835	110,091	-	452,926
Allowance for doubtful accounts	(29,876)	(203)	-	(30,079)
Associated companies	16,371	112,007	(128,378)	-
Other	135,925	9,625	127	145,677
Accrued unbilled revenues	260,261	278	-	260,539
Total accounts receivable	725,516	231,798	(128,251)	829,063
Deferred fuel costs	69,924	-	-	69,924
Accumulated deferred income taxes	121,074	-	(116,424)	4,650
Fuel inventory - at average cost	213,865	8,480	-	222,345
Materials and supplies - at average cost	561,728	334,905	-	896,633
Deferred nuclear refueling outage costs	104,448	126,065	-	230,514
System agreement cost equalization	36,800	-	-	36,800
Prepaid taxes	-	225,369	(225,369)	-
Prepayments and other	77,751	373,172	1,119	452,042
TOTAL	2,375,996	2,630,029	(1,529,689)	3,476,337

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	45,940	(1,097,442)	45,769
Decommissioning trust funds	1,774,238	2,265,081	-	4,039,319
Non-utility property - at cost (less accumulated depreciation)	172,112	74,051	13,704	259,867
Other	375,968	13,693	30,000	419,661
TOTAL	3,419,589	2,398,765	(1,053,738)	4,764,616

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,703,928	4,686,238	3,416	39,393,582
Property under capital lease	808,790	-	-	808,790
Natural gas	345,541	439	-	345,981
Construction work in progress	1,665,761	358,567	678	2,025,005
Nuclear fuel	814,858	684,361	-	1,499,219
TOTAL PROPERTY, PLANT AND EQUIPMENT	38,338,878	5,729,605	4,094	44,072,577
Less - accumulated depreciation and amortization	17,425,291	1,060,131	358	18,485,780
PROPERTY, PLANT AND EQUIPMENT - NET	20,913,587	4,669,474	3,736	25,586,797

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	730,467	-	-	730,467
Other regulatory assets	4,577,018	-	-	4,577,018
Deferred fuel costs	258,534	-	-	258,534
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	7,611	19,097	4,563	31,271
Other	260,674	907,697	(40,359)	1,128,012
TOTAL	6,208,403	929,867	(35,796)	7,102,474
		-
TOTAL ASSETS	$32,917,575	$10,628,135	$(2,615,487)	$40,930,224

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$288,845	$26,430	$-	$315,275
Notes payable and commercial paper:
Associated companies	-	137,966	(137,966)	-
Other	141,113	-	-	141,113
Account payable:
Associated companies	10,583	10,085	(20,668)	-
Other	672,787	242,940	521	916,248
Customer deposits	354,178	-	-	354,178
Taxes accrued	522,322	-	(333,670)	188,652
Accumulated deferred income taxes	113,920	49,044	82,028	244,992
Interest accrued	141,171	1,266	8,881	151,318
Deferred fuel costs	279,723	-	-	279,723
Obligations under capital leases	3,692	-	-	3,692
Pension and other postretirement liabilities	40,019	6,322	-	46,341
System agreement cost equalization	74,207	-	-	74,207
Other	139,780	203,578	2,423	345,781
TOTAL	2,782,340	677,631	(398,451)	3,061,520

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,663,141	884,722	464,765	8,012,628
Accumulated deferred investment tax credits	282,140	-	-	282,140
Obligations under capital leases	37,471	-	-	37,471
Other regulatory liabilities	809,729	-	-	809,729
Decommissioning and retirement cost liabilities	1,832,588	1,520,231	-	3,352,820
Accumulated provisions	364,639	1,799	4,323	370,761
Pension and other postretirement liabilities	2,445,072	681,511	-	3,126,583
Long-term debt	9,049,262	107,743	2,964,100	12,121,105
Other	672,588	628,669	(740,560)	560,697
TOTAL	22,156,630	3,824,675	2,692,628	28,673,934

Subsidiaries' preferred stock without sinking fund	186,510	-	-	186,510

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	351,095	(2,509,815)	2,548
Paid-in capital	2,417,634	1,428,579	1,506,043	5,352,256
Retained earnings	3,427,058	3,979,850	1,741,354	9,148,262
Accumulated other comprehensive income (loss)	(187,865)	366,305	(144,773)	33,667
Less - treasury stock, at cost (77,601,080 shares in 2012)	120,000	-	5,502,473	5,622,473
Total common shareholders' equity	7,698,095	6,125,829	(4,909,664)	8,914,260
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,792,095	6,125,829	(4,909,664)	9,008,260

TOTAL LIABILITIES AND EQUITY	$32,917,575	$10,628,135	$(2,615,487)	$40,930,224

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$77,711	$3,754	$3	$81,468
Temporary cash investments	281,921	318,633	12,416	612,970
Total cash and cash equivalents	359,632	322,387	12,419	694,438
Securitization recovery trust account	50,304	-	-	50,304
Notes receivable	-	1,083,918	(1,083,918)	-
Accounts receivable:
Customer	403,321	165,237	-	568,558
Allowance for doubtful accounts	(30,827)	(332)	-	(31,159)
Associated companies	42,847	99,162	(142,009)	-
Other	151,956	13,376	854	166,186
Accrued unbilled revenues	297,265	1,018	-	298,283
Total accounts receivable	864,562	278,461	(141,155)	1,001,868
Deferred fuel costs	209,776	-	-	209,776
Accumulated deferred income taxes	141,804	4,655	(136,603)	9,856
Fuel inventory - at average cost	196,246	5,886	-	202,132
Materials and supplies - at average cost	559,230	335,526	-	894,756
Deferred nuclear refueling outage costs	103,788	127,243	-	231,031
System agreement cost equalization	36,800	-	-	36,800
Prepaid taxes	-	79,165	(79,165)	-
Prepayments and other	67,285	222,049	2,408	291,742
TOTAL	2,589,427	2,459,290	(1,426,014)	3,622,703

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	44,764	(1,147,159)	44,876
Decommissioning trust funds	1,639,951	2,148,080	-	3,788,031
Non-utility property - at cost (less accumulated depreciation)	174,029	71,888	14,519	260,436
Other	374,379	12,044	30,000	416,423
TOTAL	3,335,630	2,276,776	(1,102,640)	4,509,766

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,487,985	4,894,128	3,411	39,385,524
Property under capital lease	809,449	-	-	809,449
Natural gas	343,111	439	-	343,550
Construction work in progress	1,420,163	358,902	658	1,779,723
Nuclear fuel	801,972	744,195	-	1,546,167
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,862,680	5,997,664	4,069	43,864,413
Less - accumulated depreciation and amortization	17,238,272	1,016,507	349	18,255,128
PROPERTY, PLANT AND EQUIPMENT - NET	20,624,408	4,981,157	3,720	25,609,285

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	799,006	-	-	799,006
Other regulatory assets	4,636,871	-	-	4,636,871
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,313	9,232	5,458	19,003
Other	198,593	803,552	(46,454)	955,691
TOTAL	6,185,084	815,857	(40,996)	6,959,945
		-
TOTAL ASSETS	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$245,472	$27,261	$1,920,000	$2,192,733
Notes payable and commercial paper:
Associated companies	-	138,862	(138,862)	-
Other	108,331	-	-	108,331
Account payable:
Associated companies	14,839	36,878	(51,717)	-
Other	787,516	280,663	917	1,069,096
Customer deposits	351,741	-	-	351,741
Taxes accrued	569,641	-	(291,406)	278,235
Accumulated deferred income taxes	54,592	42,613	2,724	99,929
Interest accrued	169,710	490	13,312	183,512
Deferred fuel costs	255,839	-	-	255,839
Obligations under capital leases	3,631	-	-	3,631
Pension and other postretirement liabilities	37,858	6,173	-	44,031
System agreement cost equalization	80,090	-	-	80,090
Other	114,083	158,277	11,171	283,531
TOTAL	2,793,343	691,217	1,466,139	4,950,699

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,680,438	824,393	591,621	8,096,452
Accumulated deferred investment tax credits	284,747	-	-	284,747
Obligations under capital leases	38,421	-	-	38,421
Other regulatory liabilities	737,403	-	(9,210)	728,193
Decommissioning and retirement cost liabilities	1,803,665	1,492,905	-	3,296,570
Accumulated provisions	379,331	1,849	4,332	385,512
Pension and other postretirement liabilities	2,463,493	670,164	-	3,133,657
Long-term debt	8,936,342	107,744	999,627	10,043,713
Other	651,919	639,552	(789,517)	501,954
TOTAL	21,975,759	3,736,607	796,853	26,509,219

Subsidiaries' preferred stock without sinking fund	186,510	55,399	(55,398)	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	327,937	(2,486,657)	2,548
Paid-in capital	2,416,634	1,499,406	1,444,642	5,360,682
Retained earnings	3,417,829	4,118,292	1,910,839	9,446,960
Accumulated other comprehensive income (loss)	(190,794)	104,222	(81,880)	(168,452)
Less - treasury stock, at cost (78,396,988 shares in 2011)	120,000	-	5,560,468	5,680,468
Total common shareholders' equity	7,684,937	6,049,857	(4,773,524)	8,961,270
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,778,937	6,049,857	(4,773,524)	9,055,270

TOTAL LIABILITIES AND EQUITY	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(26,469)	$8,117	$1	$(18,351)
Temporary cash investments	82,363	(70,625)	(2,823)	8,915
Total cash and cash equivalents	55,894	(62,508)	(2,822)	(9,436)
Securitization recovery trust account	(940)	-	-	(940)
Notes receivable	-	(13,557)	13,557	-
Accounts receivable:
Customer	(60,486)	(55,146)	-	(115,632)
Allowance for doubtful accounts	951	129	-	1,080
Associated companies	(26,476)	12,845	13,631	-
Other	(16,031)	(3,751)	(727)	(20,509)
Accrued unbilled revenues	(37,004)	(740)	-	(37,744)
Total accounts receivable	(139,046)	(46,663)	12,904	(172,805)
Deferred fuel costs	(139,852)	-	-	(139,852)
Accumulated deferred income taxes	(20,730)	(4,655)	20,179	(5,206)
Fuel inventory - at average cost	17,619	2,594	-	20,213
Materials and supplies - at average cost	2,498	(621)	-	1,877
Deferred nuclear refueling outage costs	660	(1,178)	-	(518)
System agreement cost equalization	-	-	-	-
Prepaid taxes	-	146,204	(146,204)	-
Prepayments and other	10,466	151,123	(1,289)	160,300
TOTAL	(213,431)	170,739	(103,675)	(146,367)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(50,000)	1,176	49,717	893
Decommissioning trust funds	134,287	117,001	-	251,288
Non-utility property - at cost (less accumulated depreciation)	(1,917)	2,163	(815)	(569)
Other	1,589	1,649	-	3,238
TOTAL	83,959	121,989	48,902	254,850

PROPERTY, PLANT, AND EQUIPMENT

Electric	215,943	(207,890)	5	8,058
Property under capital lease	(659)	-	-	(659)
Natural gas	2,430	-	-	2,431
Construction work in progress	245,598	(335)	20	245,282
Nuclear fuel	12,886	(59,834)	-	(46,948)
TOTAL PROPERTY, PLANT AND EQUIPMENT	476,198	(268,059)	25	208,164
Less - accumulated depreciation and amortization	187,019	43,624	9	230,652
PROPERTY, PLANT AND EQUIPMENT - NET	289,179	(311,683)	16	(22,488)

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(68,539)	-	-	(68,539)
Other regulatory assets	(59,853)	-	-	(59,853)
Deferred fuel costs	86,332	-	-	86,332
Goodwill	-	-	-	-
Accumulated deferred income taxes	3,298	9,865	(895)	12,268
Other	62,081	104,145	6,095	172,321
TOTAL	23,319	114,010	5,200	142,529

TOTAL ASSETS	$183,026	$95,055	$(49,557)	$228,525

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$43,373	$(831)	$(1,920,000)	$(1,877,458)
Notes payable and commercial paper:
Associated companies	-	(896)	896	-
Other	32,782	-	-	32,782
Account payable:
Associated companies	(4,256)	(26,793)	31,049	-
Other	(114,729)	(37,723)	(396)	(152,848)
Customer deposits	2,437	-	-	2,437
Taxes accrued	(47,319)	-	(42,264)	(89,583)
Accumulated deferred income taxes	59,328	6,431	79,304	145,063
Interest accrued	(28,539)	776	(4,431)	(32,194)
Deferred fuel costs	23,884	-	-	23,884
Obligations under capital leases	61	-	-	61
Pension and other postretirement liabilities	2,161	149	-	2,310
System agreement cost equalization	(5,883)	-	-	(5,883)
Other	25,697	45,301	(8,748)	62,250
TOTAL	(11,003)	(13,586)	(1,864,590)	(1,889,179)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(17,297)	60,329	(126,856)	(83,824)
Accumulated deferred investment tax credits	(2,607)	-	-	(2,607)
Obligations under capital leases	(950)	-	-	(950)
Other regulatory liabilities	72,326	-	9,210	81,536
Decommissioning and retirement cost liabilities	28,923	27,326	-	56,250
Accumulated provisions	(14,692)	(50)	(9)	(14,751)
Pension and other postretirement liabilities	(18,421)	11,347	-	(7,074)
Long-term debt	112,920	(1)	1,964,473	2,077,392
Other	20,669	(10,883)	48,956	58,742
TOTAL	180,871	88,068	1,895,774	2,164,714

Subsidiaries' preferred stock without sinking fund	-	(55,399)	55,399	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012 and in 2011	-	23,158	(23,158)	-
Paid-in capital	1,000	(70,827)	61,401	(8,426)
Retained earnings	9,229	(138,442)	(169,485)	(298,698)
Accumulated other comprehensive income (loss)	2,929	262,083	(62,893)	202,119
Less - treasury stock, at cost	-	-	(57,995)	(57,995)
Total common shareholders' equity	13,158	75,972	(136,140)	(47,010)
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	13,158	75,972	(136,140)	(47,010)

TOTAL LIABILITIES AND EQUITY	$183,026	$95,055	$(49,557)	$228,525

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,785,632	$-	$(791)	$1,784,841
Natural gas	46,008	-	-	46,008
Competitive businesses	-	560,251	(7,441)	552,810
Total	1,831,640	560,251	(8,232)	2,383,659

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	444,438	94,701	(302)	538,837
Purchased power	281,190	13,875	(10,099)	284,966
Nuclear refueling outage expenses	26,702	37,181	-	63,884
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	490,227	232,741	(1,332)	721,635
Decommissioning	28,231	29,672	-	57,903
Taxes other than income taxes	107,099	29,769	302	137,170
Depreciation and amortization	228,086	51,071	1,059	280,215
Other regulatory charges (credits) - net	382	-	-	382
Total	1,606,355	844,534	(10,372)	2,440,516

OPERATING INCOME (LOSS)	225,285	(284,283)	2,140	(56,857)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	24,307	-	-	24,307
Interest and investment income	43,273	40,293	(42,574)	40,992
Miscellaneous - net	(7,863)	(7,781)	(2,345)	(17,990)
Total	59,717	32,512	(44,919)	47,309

INTEREST EXPENSE
Interest expense	127,474	7,148	12,123	146,745
Allowance for borrowed funds used during construction	(9,391)	-	-	(9,391)
Total	118,083	7,148	12,123	137,354

INCOME (LOSS) BEFORE INCOME TAXES	166,919	(258,919)	(54,902)	(146,902)

Income taxes	99,707	(90,407)	(9,462)	(162)

CONSOLIDATED NET INCOME (LOSS)	67,212	(168,512)	(45,440)	(146,740)

Preferred dividend requirements of subsidiaries	4,332	-	611	4,943

NET INCOME (LOSS) ATTRIBUTABLE TO ENTERGY CORPORATION	$62,880	$(168,512)	$(46,051)	$(151,683)

EARNINGS (LOSS) PER AVERAGE COMMON SHARE:
BASIC	$0.35	$(0.95)	$(0.26)	$(0.86)
DILUTED	$0.35	$(0.95)	$(0.26)	$(0.86)

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,865,363
DILUTED				177,388,045

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,866,495	$-	$(596)	$1,865,899
Natural gas	71,123	-	-	71,123
Competitive businesses	-	610,146	(5,960)	604,186
Total	1,937,618	610,146	(6,556)	2,541,208

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	438,157	69,722	(186)	507,693
Purchased power	356,544	15,768	(9,694)	362,618
Nuclear refueling outage expenses	26,476	37,509	-	63,985
Asset impairment	-	-	-	-
Other operation and maintenance	448,201	209,143	(1,596)	655,748
Decommissioning	27,162	28,103	-	55,265
Taxes other than income taxes	103,591	21,412	231	125,234
Depreciation and amortization	220,605	43,231	1,049	264,885
Other regulatory charges (credits) - net	(5,111)	-	-	(5,111)
Total	1,615,625	424,888	(10,196)	2,030,317

OPERATING INCOME	321,993	185,258	3,640	510,891

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	17,289	-	-	17,289
Interest and investment income	36,595	30,898	(40,746)	26,747
Miscellaneous - net	(4,502)	(3,237)	(1,660)	(9,399)
Total	49,382	27,661	(42,406)	34,637

INTEREST EXPENSE
Interest expense	121,052	4,745	10,337	136,134
Allowance for borrowed funds used during construction	(8,534)	-	-	(8,534)
Total	112,518	4,745	10,337	127,600

INCOME BEFORE INCOME TAXES	258,857	208,174	(49,103)	417,928

Income taxes	90,204	84,941	(10,895)	164,250

CONSOLIDATED NET INCOME	168,653	123,233	(38,208)	253,678

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$164,321	$122,550	$(38,208)	$248,663

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.92	$0.68	$(0.21)	$1.39
DILUTED	$0.91	$0.68	$(0.21)	$1.38

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,834,342
DILUTED				180,083,830

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(80,863)	$-	$(195)	$(81,058)
Natural gas	(25,115)	-	-	(25,115)
Competitive businesses	-	(49,895)	(1,481)	(51,376)
Total	(105,978)	(49,895)	(1,676)	(157,549)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	6,281	24,979	(116)	31,144
Purchased power	(75,354)	(1,893)	(405)	(77,652)
Nuclear refueling outage expenses	226	(328)	-	(101)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	42,026	23,598	264	65,887
Decommissioning	1,069	1,569	-	2,638
Taxes other than income taxes	3,508	8,357	71	11,936
Depreciation and amortization	7,481	7,840	10	15,330
Other regulatory charges (credits )- net	5,493	-	-	5,493
Total	(9,270)	419,646	(176)	410,199

OPERATING INCOME	(96,708)	(469,541)	(1,500)	(567,748)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,018	-	-	7,018
Interest and investment income	6,678	9,395	(1,828)	14,245
Miscellaneous - net	(3,361)	(4,544)	(685)	(8,591)
Total	10,335	4,851	(2,513)	12,672

INTEREST EXPENSE
Interest expense	6,422	2,403	1,786	10,611
Allowance for borrowed funds used during construction	(857)	-	-	(857)
Total	5,565	2,403	1,786	9,754

INCOME BEFORE INCOME TAXES	(91,938)	(467,093)	(5,799)	(564,830)

Income taxes	9,503	(175,348)	1,433	(164,412)

CONSOLIDATED NET INCOME	(101,441)	(291,745)	(7,232)	(400,418)

Preferred dividend requirements of subsidiaries	-	(683)	611	(72)

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(101,441)	$(291,062)	$(7,843)	$(400,346)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(0.57)	$(1.63)	$(0.05)	$(2.25)
DILUTED	$(0.56)	$(1.63)	$(0.05)	$(2.24)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,595,145	$-	$(2,686)	$8,592,459
Natural gas	140,704	-	-	140,704
Competitive businesses	-	2,363,877	(25,517)	2,338,361
Total	8,735,849	2,363,877	(28,203)	11,071,524

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,189,840	334,896	(878)	2,523,859
Purchased power	1,472,923	57,078	(42,686)	1,487,315
Nuclear refueling outage expenses	105,227	150,290	-	255,516
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	1,992,590	929,057	12,000	2,933,646
Decommissioning	110,213	83,019	-	193,233
Taxes other than income taxes	435,127	111,317	1,517	547,961
Depreciation and amortization	925,933	187,028	4,571	1,117,532
Other regulatory charges (credits) - net	211,452	-	-	211,452
Total	7,443,305	2,208,209	(25,476)	9,626,038

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,292,544	155,668	(2,727)	1,445,486

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	91,323	-	-	91,323
Interest and investment income	165,416	145,762	(167,939)	143,239
Miscellaneous - net	(28,739)	(28,181)	(10,940)	(67,861)
Total	228,000	117,581	(178,879)	166,701

INTEREST EXPENSE
Interest expense	500,055	23,037	39,039	562,131
Allowance for borrowed funds used during construction	(38,750)	-	-	(38,750)
Total	461,305	23,037	39,039	523,381

INCOME BEFORE INCOME TAXES	1,059,239	250,212	(220,645)	1,088,806

Income taxes	36,814	50,111	34,927	121,852

CONSOLIDATED NET INCOME	1,022,425	200,101	(255,572)	966,954

Preferred dividend requirements of subsidiaries	17,329	2,562	970	20,861

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,005,096	$197,539	$(256,542)	$946,093

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.68	$1.12	$(1.45)	$5.35
DILUTED	$5.65	$1.11	$(1.44)	$5.32

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,944,489
DILUTED				177,975,165

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,602,367	$-	$(2,762)	$8,599,605
Natural gas	172,754	-	-	172,754
Competitive businesses	-	2,515,903	(18,824)	2,497,079
Total	8,775,121	2,515,903	(21,586)	11,269,438

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,177,367	291,463	(1,224)	2,467,606
Purchased power	1,516,815	63,798	(33,482)	1,547,131
Nuclear refueling outage expenses	107,075	150,744	-	257,819
Asset impairment	-	-	-	-
Other operation and maintenance	1,961,925	996,487	(35,752)	2,922,661
Decommissioning	106,000	109,426	-	215,426
Taxes other than income taxes	425,132	98,424	564	524,120
Depreciation and amortization	895,185	165,898	4,493	1,065,575
Other regulatory charges (credits) - net	11,718	-	-	11,718
Total	7,201,217	1,876,240	(65,401)	9,012,056

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,573,904	683,836	43,815	2,301,555

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	63,374	-	-	63,374
Interest and investment income	181,260	151,404	(170,049)	162,615
Miscellaneous - net	(24,328)	(22,458)	(10,215)	(57,001)
Total	220,306	128,946	(180,264)	168,988

INTEREST EXPENSE
Interest expense	519,860	24,619	22,603	567,082
Allowance for borrowed funds used during construction	(35,512)	-	-	(35,511)
Total	484,348	24,619	22,603	531,571

INCOME BEFORE INCOME TAXES	1,309,862	788,163	(159,052)	1,938,972

Income taxes	454,461	266,050	(86,707)	633,803

CONSOLIDATED NET INCOME	855,401	522,113	(72,345)	1,305,169

Preferred dividend requirements of subsidiaries	17,331	2,732	-	20,063

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$838,070	$519,381	$(72,345)	$1,285,106

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.57	$2.83	$(0.39)	$7.01
DILUTED	$4.53	$2.80	$(0.39)	$6.94

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				183,453,875
DILUTED				185,046,811

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(7,222)	$-	$76	$(7,146)
Natural gas	(32,050)	-	-	(32,050)
Competitive businesses	-	(152,026)	(6,693)	(158,718)
Total	(39,272)	(152,026)	(6,617)	(197,914)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	12,473	43,433	346	56,253
Purchased power	(43,892)	(6,720)	(9,204)	(59,816)
Nuclear refueling outage expenses	(1,848)	(454)	-	(2,303)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	30,665	(67,430)	47,752	10,985
Decommissioning	4,213	(26,407)	-	(22,193)
Taxes other than income taxes	9,995	12,893	953	23,841
Depreciation and amortization	30,748	21,130	78	51,957
Other regulatory charges (credits )- net	199,734	-	-	199,734
Total	242,088	331,969	39,925	613,982

Gain on sale of business	-	(44,173)	-	(44,173)

OPERATING INCOME	(281,360)	(528,168)	(46,542)	(856,069)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	27,949	-	-	27,949
Interest and investment income	(15,844)	(5,642)	2,110	(19,376)
Miscellaneous - net	(4,411)	(5,723)	(725)	(10,860)
Total	7,694	(11,365)	1,385	(2,287)

INTEREST EXPENSE
Interest expense	(19,805)	(1,582)	16,436	(4,951)
Allowance for borrowed funds used during construction	(3,238)	-	-	(3,239)
Total	(23,043)	(1,582)	16,436	(8,190)

INCOME BEFORE INCOME TAXES	(250,623)	(537,951)	(61,593)	(850,166)

Income taxes	(417,647)	(215,939)	121,634	(511,951)

CONSOLIDATED NET INCOME	167,024	(322,012)	(183,227)	(338,215)

Preferred dividend requirements of subsidiaries	(2)	(170)	970	798

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$167,026	$(321,842)	$(184,197)	$(339,013)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.11	$(1.71)	$(1.06)	$(1.66)
DILUTED	$1.12	$(1.69)	$(1.05)	$(1.62)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income (loss)	$(146,740)	$253,678	$(400,418)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	450,009	422,411	27,598
Deferred income taxes, investment tax credits, and non-current taxes accrued	38,858	173,784	(134,926)
Asset impairment	355,524	-	355,524
Changes in working capital:
Receivables	156,202	102,711	53,491
Fuel inventory	(20,213)	(12,508)	(7,705)
Accounts payable	(145,599)	(154,398)	8,799
Prepaid taxes and taxes accrued	(89,583)	(63,918)	(25,665)
Interest accrued	(32,194)	(67,978)	35,784
Deferred fuel	77,405	(66,548)	143,953
Other working capital accounts	(34,753)	(102,294)	67,541
Changes in provisions for estimated losses	(15,030)	(779)	(14,251)
Changes in other regulatory assets	60,857	48,889	11,968
Changes in pensions and other postretirement liabilities	(4,764)	(190,958)	186,194
Other	(49,479)	(18,991)	(30,488)
Net cash flow provided by operating activities	600,500	323,101	277,399

INVESTING ACTIVITIES
Construction/capital expenditures	(563,539)	(486,561)	(76,978)
Allowance for equity funds used during construction	25,448	17,289	8,159
Nuclear fuel purchases	(201,059)	(300,975)	99,916
Changes in securitization account	940	6,360	(5,420)
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(1,483)	(1,736)	253
Receipts from storm reserve escrow account	861	-	861
Decrease (increase) in other investments	93,786	(21,212)	114,998
Proceeds from nuclear decommissioning trust fund sales	535,551	492,682	42,869
Investment in nuclear decommissioning trust funds	(567,780)	(530,672)	(37,108)
Net cash flow used in investing activities	(749,275)	(896,825)	147,550

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,034,945	411,444	623,501
Preferred stock	51,000	-	51,000
Common stock and treasury stock	32,826	12,280	20,546
Retirement of long-term debt	(859,648)	(278,084)	(581,564)
Repurchase of common stock	-	(54,404)	54,404
Changes in credit borrowings - net	32,782	68,244	(35,462)
Dividends paid:
Common stock	(146,674)	(148,678)	2,004
Preferred stock	(5,582)	(5,015)	(567)
Net cash flow provided by financing activities	139,649	5,787	133,862

Effect of exchange rates on cash and cash equivalents	(310)	(298)	(12)

Net increase (decrease) in cash and cash equivalents	(9,436)	(568,235)	558,799

Cash and cash equivalents at beginning of period	694,438	1,294,472	(600,034)

Cash and cash equivalents at end of period	$685,002	$726,237	$(41,235)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$134,655	$164,563	$(29,908)
Income taxes	$35,992	$(4,380)	$40,372

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$966,954	$1,305,169	$(338,215)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,773,053	1,704,310	68,743
Deferred income taxes, investment tax credits, and non-current taxes accrued	(414,955)	759,238	(1,174,193)
Asset impairment	355,524	-	355,524
Gain on sale of business	-	(44,173)	44,173
Changes in working capital:
Receivables	81,582	(40,759)	122,341
Fuel inventory	(2,312)	(16,849)	14,537
Accounts payable	(123,171)	141,487	(264,658)
Prepaid taxes and taxes accrued	554,377	(165,868)	720,245
Interest accrued	1,612	(13,651)	15,263
Deferred fuel	88,267	(58,603)	146,870
Other working capital accounts	109,416	(297,185)	406,601
Changes in provisions for estimated losses	(25,337)	300,375	(325,712)
Changes in other regulatory assets	(661,276)	454,545	(1,115,821)
Changes in pensions and other postretirement liabilities	1,148,655	(230,918)	1,379,573
Other	(446,173)	(222,201)	(223,972)
Net cash flow provided by operating activities	3,406,216	3,574,917	(168,701)

INVESTING ACTIVITIES
Construction/capital expenditures	(2,117,005)	(2,013,371)	(103,634)
Allowance for equity funds used during construction	94,411	63,374	31,037
Nuclear fuel purchases	(541,577)	(643,350)	101,773
Payment for purchase of plant	(646,137)	-	(646,137)
Proceeds from sale of assets and businesses	6,531	218,496	(211,965)
Insurance proceeds received for property damages	-	7,894	(7,894)
Changes in securitization account	(12,680)	(1,645)	(11,035)
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(6,172)	(296,741)	290,569
Receipts from storm reserve escrow account	861	-	861
Decrease (increase) in other investments	103,375	(84,356)	187,731
Proceeds from nuclear decommissioning trust fund sales	1,403,215	2,328,284	(925,069)
Investment in nuclear decommissioning trust funds	(1,512,125)	(2,462,185)	950,060
Net cash flow used in investing activities	(3,299,303)	(2,955,600)	(343,703)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,614,382	4,239,593	(625,211)
Preferred stock	51,000	-	51,000
Common stock and treasury stock	66,731	57,365	9,366
Retirement of long-term debt	(3,018,936)	(4,355,922)	1,336,986
Repurchase of common stock	(180,228)	(932,980)	752,752
Redemption of subsidiary common and preferred stock	(30,308)	-	(30,308)
Changes in credit borrowings - net	(41,963)	73,100	(115,063)
Dividends paid:
Common stock	(587,601)	(610,640)	23,039
Preferred stock	(21,500)	(20,063)	(1,437)
Net cash flow used in financing activities	(148,423)	(1,549,547)	1,401,124

Effect of exchange rates on cash and cash equivalents	275	(567)	842

Net increase (decrease) in cash and cash equivalents	(41,235)	(930,797)	889,562

Cash and cash equivalents at beginning of period	726,237	1,657,034	(930,797)

Cash and cash equivalents at end of period	$685,002	$726,237	$(41,235)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$502,363	$568,196	$(65,833)
Income taxes	$38,330	$29,149	$9,181